As filed with the Securities and Exchange Commission on September 6, 2012

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Exelon Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania

(State or other jurisdiction of incorporation or organization)

23-2990190

(I.R.S. Employer Identification No.)

10 South Dearborn Street

P.O. Box 805379

Chicago, Illinois 60680-5379

312-394-7398

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan W. Thayer

Executive Vice President and Chief Financial Officer

Exelon Corporation

10 South Dearborn Street

P.O. Box 805379

Chicago, Illinois 60603

312-394-7398

http://www.exeloncorp.com

(Name, address, including zip code, and telephone number, including area code, of agent for service for each registrant)

With copies to:

Bruce G. Wilson, Esquire Senior Vice President and Deputy General Counsel Exelon Corporation 10 South Dearborn Street P.O. Box 805379 Chicago, Illinois 60603 312-394-7398	Robert C. Gerlach, Esquire Patrick R. Gillard, Esquire Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, Pennsylvania 19103 215-665-8500

Approximate date of commencement of proposed sale to public: From time to time after the Registration Statement becomes effective, as determined by market and other conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

	Large Accelerated	Accelerated	Non-Accelerated	Small Reporting Company
Exelon Corporation	☒

Calculation of Registration Fee

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (a)	Proposed Maximum Aggregate Offering Price (a)	Amount of Registration Fee(a)
Exelon Corporation, Common Stock, par value $1 per share	10,000,000 shares	$36.32	$363,200,000	$41,623

(a)	The registration fee was calculated pursuant to Rule 457(c) based upon average of the high ($36.58) and low ($36.06) sales prices of Exelon Corporation’s common stock as reported on the New York Stock Exchange on September 4, 2012

PROSPECTUS

EXELON CORPORATION

DIRECT STOCK PURCHASE PLAN

We hereby offer participation in our Direct Stock Purchase Plan (the Plan). The Plan is designed to provide investors with a convenient way to purchase shares of our common stock and to reinvest in our common stock all or a portion of the cash dividends paid on our common stock.

Our common shares are listed on the New York Stock Exchange and the Chicago Stock Exchange, under the symbol “EXC.”

Investing in shares of our common stock involves risks. Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider before investing in our common stock under the Plan.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus relates to all shares acquired by participants under the Plan. Shares available under the Plan will be shares purchased on the open market by a registered broker-dealer selected by us, newly issued shares or treasury shares. All shares acquired by participants under the Plan are registered for sale pursuant to a registration statement that we filed with the Securities and Exchange Commission.

The date of this prospectus is September 6, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Exelon filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell shares of our common stock pursuant to the Plan.

This prospectus provides you with a general description of the Plan. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Please carefully read this prospectus, together with the registration statement, the exhibits thereto and the additional information regarding us, our business and the risks we face in our business and operations referred to in “Where You Can Find More Information,” before making an investment decision.

Unless the context otherwise indicates, when we refer to “Exelon,” “Exelon Corporation,” “we,” “our” or “us” in this prospectus supplement, we mean Exelon Corporation and, unless the context otherwise indicates, not any of our subsidiaries or affiliates.

You should rely only on information contained in this prospectus and which is incorporated by reference or the documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

Please see “Risk Factors” beginning on page 2 for a discussion of factors you should consider before investing in our common stock under the Plan.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon include those factors discussed herein, as well as the items discussed in (1) Exelon’s 2011 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; (2) Constellation Energy Group’s 2011 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 12; (3) Exelon’s Second Quarter 2012 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors; (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I, Financial Information, ITEM 1. Financial Statements: Note 16; and (4) other factors discussed in filings with the SEC by the Exelon. You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made.

EXELON CORPORATION

Exelon, a utility services holding company, operates through its principal subsidiaries—Exelon Generation Company, LLC (Generation), Commonwealth Edison Company (ComEd), PECO Energy Company (PECO) and Baltimore Gas and Electric Company (BGE).

Exelon was incorporated in Pennsylvania in February 1999. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 312-394-7398.

On March 12, 2012, Exelon completed the merger contemplated by the Merger Agreement, dated as of April 28, 2011, among Exelon, Bolt Acquisition Corporation, a wholly owned subsidiary of Exelon (Merger Sub) and Constellation Energy Group, Inc. (Constellation). As a result of that merger, Merger Sub was merged with and into Constellation (the Initial Merger) and Constellation became a wholly owned subsidiary of Exelon. Following the completion of the Initial Merger, Exelon and Constellation completed a series of internal corporate organizational restructuring transactions. Constellation merged with and into Exelon, with Exelon continuing as the surviving corporation (the Upstream Merger). Simultaneously with the Upstream Merger, Constellation’s interest in RF Holdco LLC, which held Constellation’s interest in BGE, was transferred to Exelon Energy Delivery Company, LLC, a wholly owned subsidiary of Exelon that also owns Exelon’s interest in ComEd and PECO. Following the Upstream Merger and the transfer of the interest in RF Holdco LLC, Exelon contributed to Generation certain subsidiaries, including the generation and customer supply businesses that were acquired from Constellation as a result of the Initial Merger and the Upstream Merger.

RISK FACTORS

Investing in our common stock involves various risks. You are urged to read and consider the risk factors described in (1) Exelon’s Annual Report on Form 10-K for the year ended December 31, 2011; (2) Constellation’s Annual Report on Form 10-K for the year ended December 31, 2011; and (3) Exelon’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and June 30, 2012. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus.

DESCRIPTION OF THE PLAN

The following questions and answers contain all of the terms and conditions of the Exelon Corporation Direct Stock Purchase Plan (the Plan) in a question and answer format. For additional information concerning the Plan, you may contact Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., the Plan Administrator, at 800-626-8729.

PURPOSE OF THE PLAN

1. What is the purpose of the Plan?

The purpose of the Plan is to promote long-term ownership by existing and new investors in Exelon Corporation by providing a convenient method to purchase shares of our common stock and to reinvest the cash dividends paid on our common stock.

ADVANTAGES AND DISADVANTAGES OF THE PLAN

2. What are some of the advantages of the Plan?

The Plan offers participants the following advantages:

• Direct Purchase of Stock—If you are not presently an Exelon shareholder, you may become a participant by purchasing shares through the Plan with an initial cash investment of at least $250 up to a maximum of $20,000. If you elect to enroll in automatic investments, the initial $250 will be waived to at least $50.

Once you are a participant in the Plan, you may make additional investments in Exelon Corporation common stock through optional cash investments of at least $50 up to a maximum of $20,000 per month.

• Reinvestment of Dividends—You may automatically reinvest all or a portion of your cash dividends to purchase additional shares of common stock. Any dividends paid by Exelon Corporation will be paid on both whole and fractional shares in the Plan, and the Plan Administrator will credit your Plan account with dividends on both your whole and fractional shares.

• Certificate Safekeeping—You can deposit your Exelon Corporation common stock certificates with the Plan Administrator for safekeeping at no cost to you. Since the Plan Administrator holds shares in your account in book-entry form, you will avoid the cost and risk associated with the storage, loss, theft or destruction of stock certificates.

• Simplified Recordkeeping—Following the deposit of additional shares, the sale of shares, or the transfer of shares, you will receive a statement of your account.

If you are a shareholder of record owning less than 100 shares, you can choose to have all or a portion of your dividends reinvested. You will have Internet access to your account, and you will receive an annual account statement detailing all of your transactions for the year. There is no administrative fee to participate in the Plan.

If you are a shareholder of record owning 100 shares, you can choose to have all or a portion of your dividends reinvested. You will have Internet access to your account, and you will receive quarterly account statements. The last quarter’s statement will detail all of your transactions for the year. There is no administrative fee to participate in the Plan.

• Reduced Broker Commissions—Broker commissions negotiated by Exelon Corporation for buying or selling shares may be less than those paid by individual investors for these services.

• Selling Stock—You may sell shares held in your Plan account directly through the Plan.

• Transfer of Shares—You may transfer shares held in your Plan account to another holder. Normal transfer requirements apply.

• Automated Account Transactions—Certain transactions may be requested over the telephone or through our online services. (Some restrictions may apply).

3. What are some of the disadvantages of participating in the Plan?

Participants in the Plan should also be aware of the following disadvantages:

• No Interest on Funds Pending Investment—You will not earn interest on funds held by the Plan Administrator pending investment.

• Timing of Transactions—You will not be able to precisely time your purchases or sales through the Plan and will bear the market risk associated with the fluctuations in the price of the common stock pending these transactions under the Plan.

• Limited Investment Dates—An Investment Date is the date the shares are acquired either directly from Exelon Corporation or on the open market in satisfaction of any purchase of Exelon Corporation common stock under the terms of this Plan. Purchases are made at least once every five business days. Purchases may be made over a period of up to five days in the case of open market purchases. The Plan Administrator must receive initial cash investments at least two business days prior to the Investment Date. Optional cash investments must be received one business day prior to the Investment Date. Amounts received after the cutoff date will be held until the next Investment Date.

• Return of Cash Investments—Cash investments sent to the Plan Administrator will not be returned to you unless a written request has been received by the Plan Administrator at least two business days prior to the next Investment Date.

• Broker Commissions—While the broker commissions negotiated by Exelon Corporation for buying or selling stock may be less than those paid by individual investors for this service, certain investors may be able to avail themselves of lower commissions on an individual basis. Also, the commissions negotiated by Exelon Corporation may change from time to time.

PLAN ADMINISTRATION

4. Who administers the Plan?

The Plan is administered by Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A. If Wells Fargo Bank, N.A. ceases to serve as Plan Administrator, we will designate its successor.

5. What actions does the Plan Administrator perform?

The Plan Administrator is responsible for enrolling new participants in the Plan, reinvesting dividends, processing optional cash investments, processing share sale requests, depositing and safekeeping Plan shares, processing requests for share issuances, and issuing account statements.

You may contact the Plan Administrator in writing, by telephone, or online as indicated in Appendix A to this prospectus. When writing or communicating online, please include a day-time telephone number or e-mail address.

The Plan Administrator is also responsible for purchasing and selling shares of common stock for participants’ Plan accounts, including the selection of the broker/dealer through which Plan purchases and sales are made. We have no control over the times or prices at which the Plan Administrator effects transactions in the open market or the selection of the broker/dealer used by the Plan Administrator to effect open market transactions.

PARTICIPATION

6. Who is eligible to participate in the Plan?

Any person who owns Exelon Corporation common stock registered in his or her own name is eligible to participate in the Plan. Beneficial owners of shares held for them in registered names other than their own may participate by having some or all of their shares transferred into their own name. If you currently own shares of common stock that are held on your behalf by a bank or broker (that is, in “street name”), you will need to instruct your agent to transfer at least one share of our common stock to an electronic Direct Registration System (DRS) account registered in your name. See Question 30 for information about DRS.

If you are not already a shareholder, you may join the Plan by making an initial investment as described under Question 7 and thereafter participating in the Plan.

Regulations in certain countries may limit or prohibit participation in this Plan. Accordingly, if you reside outside the United States and wish to participate in the Plan, you should first determine whether you are subject to any governmental regulations prohibiting your participation.

7. How does an eligible investor join the Plan?

After reviewing this prospectus, eligible investors may join the Plan online or through the mail as indicated below. New investors will be required to make an initial cash investment of at least $250, up to a maximum of $20,000 (unless a Waiver is granted, see Question 48). If you elect to enroll in automatic investments, the initial $250 will be waived to at least $50.

Online—You may enroll online at www.shareowneronline.com. At the time of enrollment you will be required to enter the name of the company (Exelon Corporation) and to provide certain information about yourself, such as your social security number, address and U.S. bank account information.

Mail—You may also enroll by completing an Account Authorization Form and mailing it to the Plan Administrator. You may obtain an Account Authorization Form at any time by either going online to the Plan Administrator’s website at www.shareowneronline.com, clicking the Direct Purchase Plan link, and selecting Exelon Corporation from the alphabetical company list or by contacting the Plan Administrator as indicated in Appendix A to this prospectus.

By enrolling in the Plan either online or through the mail, you are instructing the Plan Administrator to establish a Plan account for you and apply the initial investment to the purchase of Exelon Corporation common stock.

8. When may a person join the Plan?

You may join the Plan at any time. If you are a shareholder of record and have elected to have your cash dividends reinvested and the Account Authorization Form is received by the Plan Administrator before the record date for the payment of a dividend, then the dividend will be used to purchase additional shares of common stock for you. If the Account Authorization Form is received after the record date for a dividend, the reinvestment of dividends will not start until payment of the next dividend. If you choose to participate in the Plan solely by making optional cash investments, your participation in the Plan will begin on the first Investment Date for optional and initial cash investments following the Plan Administrator’s receipt of your Account Authorization Form. Initial cash investments need to be received two business days prior to the Investment Date and optional cash investments one business day prior to the Investment Date. See Question 18 for a description of Investment Dates for initial and optional cash investments.

9. What participation options are available in the Plan?

On the Account Authorization Form, you are offered the following participation options:

• Full Dividend Reinvestment—Dividends on all shares of our common stock registered in your name or held in your Plan account will be automatically applied to purchase additional shares of common stock for your Plan account.

• Partial Dividend Reinvestment—The Plan Administrator will reinvest a specified percentage (from 10% to 90%, in increments of 10%) of cash dividends paid on your common stock to purchase additional shares of common stock. Any cash dividends not reinvested will be paid to you by check or direct deposit.

You may send in optional cash investments to purchase additional shares of our common stock with any of the above options. See Question 16 for details.

NOTE: If participants do not indicate a participation option on the Account Authorization Form, the account will automatically be enrolled in the “Full Dividend Reinvestment” option.

10. Can a participant’s dividends that are not reinvested be deposited directly to a bank account?

Yes. You can have your cash dividends not being reinvested transferred directly to your bank for deposit. For electronic direct deposit of dividend funds, contact the Plan Administrator and request a Direct Deposit of Dividends Authorization Form, complete the form and return it to the Plan Administrator. Be sure to include a voided check for checking accounts or savings deposit slip for savings accounts. If your stock is jointly owned, all owners must sign the form.

11. What is the “share safekeeping” feature of the Plan?

You may use the Plan’s “share safekeeping” feature to deposit any common stock certificates in your possession with the Plan Administrator. Shares deposited will be transferred into the name of the Plan Administrator or its nominee and credited to your account under the Plan. By using the share safekeeping feature, you no longer bear the risks associated with loss, theft or destruction of stock certificates.

Optional Mail Insurance

Please be advised that choosing registered, express or certified mail alone will not protect you should your certificates become lost or stolen.

The Plan Administrator can provide low cost loss insurance for certificates being returned for conversion to book-entry form. To take advantage of the optional mail loss insurance, simply include your $10.00 check, made payable to WFSS Surety Program, along with your certificates and instructions.

To qualify for this service you must choose to use an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000.

Value of certificate shares is based on the closing market price of the trading day prior to the documented mail date. Claims related to lost securities under this service must be made within 60 days after the documented delivery service mail date. This is specific coverage for the purpose of converting shares to book-entry form. Mail loss insurance covers the cost of replacement surety bond only, replacement transaction fees may apply.

If you choose another method of delivery or acquire your own mail loss insurance, we recommend you insure your delivery for at least 2% of the market value of your securities. Please do not endorse the certificates.

12. How may a participant change investment options under the Plan?

You may request a change of investment options at any time by requesting a new Account Authorization Form, completing it in full and returning it to the Plan Administrator. You may also change your investment option by telephone if you have established automated privileges or through the Internet if you have established online access. See Questions 37 and 38. If you change your options with respect to reinvestment of dividends, the Plan Administrator must receive your new authorization on or before the record date for the next dividend payment in order for the change to be effective with respect to that dividend.

DIVIDENDS

13. Will participants be credited with dividends on shares held in their account under the Plan?

Yes. The Plan Administrator will automatically reinvest dividends to purchase full and fractional shares in accordance with the option you have selected.

14. When will dividends be reinvested?

Purchases of common stock directly from Exelon Corporation with reinvested dividends will typically be made on a dividend payment date. Shares acquired by the Plan Administrator in the open market or through privately negotiated transactions will be purchased beginning soon after the relevant dividend payment date and no later than five days after the relevant dividend payment date. See Question 19 for a description of how our common stock may be purchased through the Plan.

NOTE: The payment of dividends is at the discretion of our Board of Directors and will depend upon the Board’s periodic consideration of factors ordinarily affecting dividend policy, such as current and prospective financial condition, earnings and liquidity, prospective business conditions, regulatory factors, and restrictions in our and our subsidiaries’ financing agreements. The Board may discontinue the payment of dividends or change the amount and timing of dividends at any time without notice.

OPTIONAL CASH INVESTMENTS

15. Is a participant obligated to make optional cash investments?

No. The optional cash investment feature offers you a convenient opportunity to increase ownership. It is intended to be voluntary only.

16. How are cash investments made?

Initial cash investments and optional cash investments may be made by check or electronic funds transfer, payable through a United States or Canadian bank or other financial institution, in United States dollars payable to Wells Fargo Shareowner Services. Coin and currency, money orders, and third party checks will not be accepted. Initial cash investments need to be received at least two business days prior to the Investment Date and optional cash investments one business day prior to the Investment Date. See Question 18 for a description of Investment Dates for optional and initial cash investments.

If you are already a participant in the Plan, you may send payments in any amount not less than $50, up to a maximum of $20,000 in any calendar month (unless a waiver is granted by Exelon Corporation). You are not required to make optional cash investments and you are not obligated to make the same optional cash investment every time.

If you are not already a shareholder of Exelon Corporation, your initial cash investment must be accompanied by an Account Authorization Form.

After you become a shareholder you may invest additional cash, either electronically through www.shareowneronline.com or by mail by sending your check along with the Transaction Request Form provided with your statement to ensure proper credit to your account. Initial and optional cash investments will not be accepted by the Plan Administrator if you impose any restrictions regarding the number of shares to be purchased, the price at which shares are to be purchased, the timing of the purchase, or what your balance will be following a purchase.

In addition, the Plan Administrator cannot purchase shares for you without advance payment, nor can the Plan Administrator refund any part of your initial or optional cash investment after shares are purchased. It is not possible for the Plan Administrator to tell you in advance how much money to send for the purchase of a full or fractional share because the price per share will not be known at the time an optional cash investment is made.

NOTE: Interest is not paid or credited on funds held pending investment.

17. How does the Automatic Cash Withdrawal work and how do participants enroll?

The Automatic Cash Withdrawal and Investment Service is a convenient method to have money automatically withdrawn from a checking or savings account and invested in your Plan account, thus eliminating the need to write and mail checks. Once automatic deductions have begun, funds will be withdrawn from your designated bank account on the 10th, 25th or both the 10th and 25th of each month. If the 10th or 25th is not a business day then the withdrawal of funds will be the next business day. See Question 18 for a description of Investment Dates. You will not receive any confirmation of the transfer of funds other than as reflected in your Plan account statements and in your bank account statements. To enroll in the Automatic Cash Withdrawal and Investment feature of the Plan you may contact the Plan Administrator to request an Account Authorization Form, complete and sign the Automatic Cash Withdrawal and Investment Service section on the form and return it to the Plan Administrator. You may discontinue the Automatic Cash Withdrawal and Investment Service by writing to the Plan Administrator at the address indicated in Appendix A to this prospectus.

To be effective with respect to a particular Investment Date, your request to enroll in, change or discontinue the Automatic Cash Withdrawal and Investment Service must be received by the Plan Administrator at least fifteen (15) business days prior to the Investment Date.

18. When will investments be used to purchase common stock?

The Investment Date for optional and initial cash investments will be at least every five business days. Shares acquired in the open market or through privately negotiated transactions using cash dividends, initial or optional cash investments will be purchased during the period beginning soon after the relevant Investment Date and ending no later than five days after the relevant Investment Date.

The Plan Administrator may for administrative purposes, when purchasing shares from newly issued common stock, issue shares on or as of a date up to one week after the relevant Investment Date.

During the period that an investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.

If any optional cash investment is returned for any reason, the Plan Administrator will remove from your account any shares purchased upon prior credit of such funds, and will sell these shares. The Plan Administrator may sell other shares in your Plan account to recover a returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.

PURCHASES

19. What is the source of Common Stock purchased through the Plan?

All common stock purchases under the Plan may be made, at Exelon Corporation’s option, either from newly issued common stock, treasury shares, or through open market or privately negotiated purchases of common stock. Exelon Corporation may change from one manner of purchase to the other not more than once in any three month period and only if the board of directors or chief financial officer of Exelon Corporation determines that Exelon Corporation’s need to raise additional capital has changed or that there is another valid reason for the change, such as an action by a state or federal regulatory agency recommending or requiring a change in the capital structure of Exelon Corporation or any of its major subsidiaries.

20. How is Common Stock purchased on the open market or in privately negotiated transactions?

Common stock purchased under the Plan on the open market or in privately negotiated transactions will be purchased by the Plan Administrator. Subject to certain limitations, the Plan Administrator has full discretion as to all matters relating to open market or privately negotiated purchases, including:

•	determination of the number of shares to be purchased on any day or at any time of day,

•	the price paid for the shares,

•	the markets on which the shares are purchased, and

•	the persons from or through whom purchases are made.

21. How is the purchase price of the Common Stock determined?

The price at which shares will be purchased with reinvested dividends or optional and initial cash investments will be 100% of the market price. The market price will be determined as follows:

• in the case of newly issued shares purchased from Exelon Corporation, the market price will be the closing price of Exelon Corporation’s common stock on the New York Stock Exchange composite tape, as published in The Wall Street Journal for an Investment Date. If the New York Stock Exchange is closed on any Investment Date, the closing price on the most recently preceding trading date will be used as the market price.

• in the case of shares purchased on the open market or in privately negotiated transactions, the market price will be determined by dividing the total cost (including brokerage commissions) of all shares purchased with reinvested dividends or optional and initial cash investments during the applicable investment period by the total number of shares purchased during that investment period.

22. How many shares will be purchased for participants?

The number of shares to be purchased for each participant will depend upon:

•	the amount of dividends payable,

•	whether full or partial reinvestment has been selected,

•	the amount of optional or initial cash investments made, and

•	the market price of the common stock.

The total amount to be invested will be used to purchase as many full and fractional shares as can be purchased at the purchase price. Since the purchase price cannot be calculated until the stock is purchased, you may not request the purchase of a specific number of shares. Where dividends are payable to foreign participants subject to income tax withholding or to Plan participants subject to backup withholding, only the remaining dividends after any required tax withholding will be reinvested in additional shares. See Question 49.

STATEMENTS/REPORTS

23. When and how will participants be advised of their purchase of stock?

Soon after each initial or optional purchase for your Plan account, the Plan Administrator will mail a transaction statement to you advising you of the investment. These statements are your continuing record of cost basis information and should be retained for tax purposes. If you would like your statements delivered to you electronically, you may access your account through www.shareowneronline.com and initiate e-delivery of your account statements and other additional communication.

If you are a shareholder of record owning less than 100 shares, you will receive an annual account statement detailing all of your transactions for the year.

If you are a shareholder of record owning 100 shares or more, you will also receive quarterly account statements following each dividend reinvestment purchase.

24. What other reports are sent to participants?

You will receive notice of any amendments or supplements to this prospectus in which modifications are made to the Plan, as well as copies of the same communications sent to every other holder of shares of common stock, including Exelon Corporation’s quarterly reports, annual report, notice of annual meeting and proxy statement, and income tax information for reporting dividends paid. You may elect to have your statements and other information sent to you electronically by accessing your account online at www.shareowneronline.com and initiating e-delivery.

NOTE: Please make sure that your address in our records stays current. Each state has unclaimed property laws that typically specify that if an account owner is “lost” the property in the account may be deemed “abandoned.” If your account becomes undeliverable the Plan Administrator will adhere to state law which requires property that has been “abandoned” to be transferred as unclaimed property to the state of the owner’s last known residence.

SHARE TRANSFERS AND GIFTS

25. May Common Stock held in a Plan account be transferred or assigned to another person?

Yes. You may transfer all or a portion of your Plan shares to another person or entity, whether or not the transferee is a participant in the Plan. You must meet the requirements for transfer of stock. Requests for stock transfer requirements should be directed to the Plan Administrator as indicated in Appendix A to this prospectus.

If you request to transfer all shares in your Plan account between a dividend record date and payment date, your transfer request will be processed; however, your Plan account will not be terminated. You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares.

26. May I purchase shares for others?

Yes. If the recipients of the shares are already participants in the Plan, you may purchase shares of common stock for them by making cash investments on their behalf of no less than $50 per recipient. If the recipients of the shares are not already participants in the Plan, you must have them complete an Account Authorization Form and return it to the Plan Administrator along with a check for the initial investment of no less than $250 per recipient. If you elect to enroll in automatic investments, the initial $250 will be waived to at least $50.

CERTIFICATES

27. Are certificates issued for the shares purchased?

No. Certificates for shares of common stock purchased under the Plan will not be issued. Instead, shares will be held by the Plan Administrator in book-entry form. This procedure provides protection against loss, theft or inadvertent destruction of stock certificates and permits the ownership of fractional shares by participants.

At any time, you may request to issue any full shares from the Plan into an electronic DRS account registered in your name. See Question 30 for information about DRS.

Shares held in your Plan account may not be pledged.

28. What if my certificate is lost, stolen or destroyed?

We encourage you to search diligently for lost certificates. Stock certificates are valuable and can be expensive to replace if lost, stolen or otherwise destroyed. If, after your diligent search, you are still unable to locate the certificate please contact the Plan Administrator to report the loss. A stop code will then be placed on the lost certificate to prevent any future transactions involving those shares. You will be mailed the necessary instructions and paperwork to have the certificates replaced. Once the Plan Administrator receives your completed documentation and fees, the shares will be replaced and put into a book entry account in your name.

29. Can certificates be returned to the Plan Administrator to be held in the participant’s Plan account for safekeeping?

Yes. Certificates for common stock may be returned to the Plan Administrator to take advantage of the safekeeping feature of the Plan. The certificates should be submitted with a letter to the Plan Administrator directing the Plan Administrator to deposit the shares represented by such certificates into your Plan account. Alternatively, the certificates can be submitted with an Account Authorization Form with the share safekeeping option checked thereon. The certificates should not be endorsed. See Question 11 for optional mail insurance.

DIRECT REGISTRATION

30. What is Direct Registration?

Exelon Corporation is a participant in the DRS. DRS is a method of recording shares of stock in book-entry form. Book-entry means that your shares are registered in your name on the books of Exelon Corporation without the need for physical certificates and are held separately from any Plan shares you may own. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. With DRS you can:

•	eliminate the risk and cost of storing certificates in a secure place,

•	eliminate the cost associated with replacing lost, stolen, or destroyed certificates, and

•	move shares electronically to your broker.

31. Can I have my shares electronically transferred?

Yes. You may choose to have a portion or all of your full book-entry or Plan shares delivered directly to your broker by contacting your broker/dealer. When using your broker to facilitate a share movement, provide them with a copy of your DRS or Plan account statement.

SALE OF SHARES

32. How do participants sell shares from their Plan accounts?

You may sell some or all of your Plan shares by submitting a request online, by telephone or through a written request to the Plan Administrator as indicated in Appendix A to this prospectus. Written requests will be processed as batch orders and should indicate the number of shares to be sold and must be signed by ALL account holders as their names appear on the account. If you have established automated account privileges, transactions may be processed by telephone or over the Internet. See Questions 37 and 38. A request to sell shares is irrevocable after it is received by the Plan Administrator.

You may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-‘Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone, mail)—Requests to sell shares are aggregated and the total of all shares are sold on the open market. Batch Order sale requests will be completed by the Plan Administrator within five business days. The price per share sold will not be known until the sales are completed and will always be the weighted-average price for all shares sold for the Plan on the trade date.

Market Order (online or telephone)—During market hours, sale requests will be promptly submitted by the Plan Administrator to a broker. The sale will be at the prevailing market price when the trade is executed. Once entered, a Market Order request cannot be canceled. Sale requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone)—Sale requests for a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The sale will be executed when and if the stock reaches, or exceeds the specified price on the day the order was placed. The request will be automatically canceled if the price is not met by the end of the trading day.

Good- ‘Til -Date/Canceled (GTD/GTC) Limit Order (online or telephone)—Requests to sell shares with a GTD and GTC Limit Order will be promptly submitted by the Plan Administrator to a broker. The sale will be executed when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). The request is automatically canceled if the price is not met by the end of the order period.

Stop Order (online or telephone)—Requests to sell shares will be promptly submitted by the Plan Administrator to a broker for a Stop Order. The sale will be executed when the stock reaches a specified price, at which time the order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

If you submit a request to sell all or part of your shares, and you are requesting net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit.

Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

TERMINATION OF PARTICIPANT’S PLAN ACCOUNT

33. How does a participant withdraw from the Plan?

You may withdraw from the Plan at any time by selling all shares in your account, or by requesting transfer of a specific number of shares to a book-entry (DRS) account and selling the balance. If no election is made in your request to withdraw from the Plan, all whole shares will be converted to book-entry (DRS) and a check will be issued for the net proceeds of the fractional share. Your withdrawal or termination notice should be sent to the Plan Administrator as indicated in Appendix A to this prospectus. You can provide the notice by filling in the appropriate information on the tear-off portion of your account statement and returning that portion of the statement to the Plan Administrator or, if you have established automated privileges for your account, by telephone or over the Internet. Your withdrawal will take effect when the notice is received by the Plan Administrator.

After your withdrawal, all cash dividends will be paid by check to you unless you re-enroll in the Plan and elect to reinvest the dividends, which may be done at any time except as described in Question 36.

You may request in the notice of withdrawal that all of the shares, both whole and fractional, in your account be sold. The sale will be made on the open market within five business days after notification to the Plan Administrator and will be made through an independent fiduciary institution selected by the Plan Administrator. The proceeds of the sale, less applicable fees and commissions (see Appendix B to this prospectus) and any required tax withholdings, will be sent to you. Upon withdrawal from the Plan, any un-invested optional investments will be returned to you. If your request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as practicable, and a separate dividend check will be mailed to you. Future dividends will be paid in cash, unless you rejoin the Plan.

34. What happens when a participant is no longer able to participate in the Plan as a result of death or adjudicated incompetence?

Upon receipt by the Plan Administrator from proper authority of notice of a participant’s death or incompetence, the Plan Administrator will treat the participant as having withdrawn from the Plan.

When a participant withdraws from the Plan, or upon termination of the Plan by Exelon Corporation, whole shares will be credited to a participant’s account in DRS book entry form and a cash payment will be made for any fraction of a share within 30 days after receipt of the notice of withdrawal or termination of the Plan.

A proper authority may request in the notice of withdrawal that all of the shares, both whole and fractional, in the Plan account be sold. The sale will be made on the open market within five business days after notification to the Plan Administrator and will be made through an independent fiduciary institution selected by the Plan Administrator. The proceeds of the sale, less applicable fees and commissions (see Appendix B to this prospectus), and any required tax withholdings, will be sent to the proper authority. Upon withdrawal from the Plan, any un-invested optional investments will be returned to the proper authority.

35. What happens to fractional shares when the Plan is terminated, or when a participant requests an issuance of book entry DRS shares for whole shares but wishes to either remain in the Plan or terminate the participant’s account under the Plan?

As long as you remain in the Plan and own, either directly or in your Plan account, one full share, any fractional share balance will continue to be maintained and credited to your account. If only a fractional share remains in your account at any time, the Plan Administrator reserves the right to terminate your account. When your account is terminated or if we terminate the Plan, a check representing payment for the fractional share, less any applicable fees and commissions (see Appendix B to this prospectus) and taxes, will be mailed directly to you. The payment will be made by the Plan Administrator based on the market price of shares of Exelon Corporation’s common stock at the time of termination.

REJOINING THE PLAN

36. When may a shareholder or other investor rejoin the Plan?

Generally, you may again become a participant at any time. However, the Plan Administrator reserves the right to reject any Account Authorization Form from a previous participant on the grounds of excessive joining and termination. The Plan Administrator does this to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.

AUTOMATED ACCOUNT PRIVILEGES

37. Can participants perform transactions by telephone?

Yes. If you have established automated privileges on your account, you can:

• change or stop your Automatic Cash Withdrawal and Investment Service;

• change your dividend reinvestment option (for example, from full to partial reinvestment);

• sell some or all of your plan shares if the current market value of the shares to be sold is $25,000 or less; and

• request a DRS Book entry shares issuance for some or all full shares in the plan, but only if the current market value of the shares to be issued is $50,000 or less.

38. Can participants access their Plan account and perform transactions on the Internet?

Yes. You may access your account information and perform transactions on the Internet. Instructions on creating an account or accessing your account online are as follows:

•

New investors: Go to http://www.shareowneronline.com and click on “Direct Purchase Plan,” under the column titled Invest in a Plan. Select Exelon Corporation from the Company Name list to view the prospectus. Next, simply click on “Invest Now”, then follow the instructions on the “Buy Shares” page.

•

Current shareholders: Go to www.shareowneronline.com and click on “Sign Up Now!” under “I am a Current Shareowner.” You will need your 10-digit account number, your 12-digit Authentication ID and a valid email address. Your account number can be found on your dividend check, dividend deposit notice or account statement. If you do not have your Authentication ID, you may request one online or by phone. Your Authentication ID will be sent to your mailing address on file.

Once you have activated your account online, you can also:

•	Authorize, change or stop your Automatic Cash Withdrawal and Investment Service

•	Make one-time electronic investments

•	Consent for electronic delivery of statements including tax forms

•	Sell some or all of your Plan shares (some restrictions may apply)

Accounts that are registered in the name of an investment club, corporation, or partnership will not be allowed online access. Please note that additional access restrictions may apply.

COMMISSIONS AND SERVICE FEES

39. What fees and commissions are associated with participation in the Plan?

See Appendix B to this prospectus for a list of fees and commissions associated with the Plan. Exelon Corporation may change the fee structure for the Plan at any time. Plan participants will receive notice of any fee changes prior to the changes becoming effective.

For investment transactions, service charges will be deducted from the amount invested and brokerage commissions will be included in the investment price for open market and privately negotiated purchases. You will incur no brokerage commissions for purchases of newly issued shares of common stock under the Plan. For sale transactions, service charges and brokerage commissions are deducted from the sale proceeds.

TAX CONSEQUENCES OF PLAN PARTICIPATION

40. What are the federal income tax consequences of participation in the Plan?

You are advised to consult your own tax or financial advisor with respect to the tax consequences of participation in the Plan (including federal, state, local, and other tax laws and US withholding laws).

In general, all dividends paid to you are considered taxable income. Dividend reinvestment does not relieve a participant of any income tax payable on the dividends. The Plan Administrator will provide you with a year-end statement indicating the total amount of dividends paid. The Plan Administrator will send a separate statement on Form 1099-DIV reporting dividends paid on all shares registered in the participant’s name. In the case of a shareholder who is subject to back-up withholding tax on dividends, or a foreign shareholder whose dividends are subject to withholding, the amount of the tax withheld will be deducted from the amount of the dividends, and only the net amount will be reinvested in common stock. See Question 49.

Any sale of shares made through the Plan Administrator will also be reported to the IRS as required by law. You may recognize a capital gain or loss based on the difference between the sales proceeds and the tax basis of the shares sold. Any gain or loss you incur should be reflected when you file your income tax returns. The “wash sale” disallowance rules may prevent you from claiming a loss on a sale of shares if you buy shares within 30 days before or after the sale, including purchases made under the Plan. Any loss that is disallowed is added to the basis of the acquired shares.

The tax basis for common stock purchased with reinvested dividends will equal 100% of the fair market value on the dividend payment date of the shares purchased, plus any brokerage commissions paid in order to acquire the shares. The tax basis of shares purchased with any initial or optional cash investment will be the amount of the initial or optional cash investment. Upon withdrawal from or termination of the Plan, a participant will not receive any taxable income upon the receipt of certificates for whole shares which have previously been credited to the participant’s account under the Plan. However, a participant who receives, upon termination of the participant’s Plan account, a check for a fraction of a share will realize a gain or loss with respect to such fraction. See Question 35.

COMPLIANCE WITH EMERGENCY ECONOMIC STABILIZATION ACT OF 2008

This Plan requires a minimum reinvestment of 10% of the dividends (if any) paid on any share of stock (Certificates, Direct Registration, or Plan) held in your account. The Plan qualifies as a Dividend Reinvestment Plan under the meaning of Treasury Regulation 1.1012-1(e)(6)(i), effective December 1, 2012, which enables participants to use the “average basis method” when determining the tax basis of any shares sold.

This Plan assumes that each participant will use the first-in, first-out “FIFO” method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference to the Plan Administrator. Participants may designate their preference for “specific identification” cost basis at any time or, effective December 1, 2012, may designate their preference for the “average basis method.”

This summary is not intended or written, and cannot be used by you, for the purpose of avoiding any tax penalties that may be imposed on you.

41. What are the state income tax consequences of participation in the Plan?

State income tax consequences vary from jurisdiction to jurisdiction, and are not necessarily the same as federal income tax consequences. Participants should consult their own tax advisor concerning state income tax treatment.

OTHER INFORMATION

42. How can a participant calculate the cost basis of shares purchased in the Plan?

Exelon Corporation does not calculate the cost basis of your common stock. We will provide you with account statements whenever there is activity in your account. These statements will provide you with the information needed to calculate your cost basis. We urge you to consult your own tax advisor for assistance with this calculation. Special tax issues may apply to some participants. If you need copies of your account history, please contact the Plan Administrator. See Appendix B to this prospectus for fees associated with prior year duplicate statements.

43. How would a stock split or stock dividend affect my account?

Any shares resulting from a stock split or stock dividend paid on shares held in custody for you by the Plan Administrator will be credited to your Plan account. Shares held by you in certificate form or DRS form will be credited to you in DRS form. If we make a distribution on shares in a form other than cash or shares of Exelon Corporation common stock, you will receive the distribution in kind.

44. How will a Participant’s Plan shares be voted at meetings of shareholders?

You will receive a single proxy card representing all shares credited to your Plan account as well as any common stock registered in your name outside of the Plan account as of the record date for the shareholder meeting. You are encouraged to enroll for electronic delivery of proxy materials.

If a properly signed proxy card is returned to the Plan Administrator and not revoked prior to the time of voting, your shares will be voted as directed on the proxy card. If a proxy card is returned properly signed, but without indicating instructions as to the manner shares are to be voted with respect to any item, the shares will be voted in accordance with the recommendations of our management. If the proxy card is not returned, or if it is returned unexecuted or improperly executed, the shares covered will not be voted unless you or your duly appointed representative votes in person at the meeting.

If the Plan Administrator holds shares purchased on the open market which the Plan Administrator has the power to vote and which have not been allocated to your Plan account by the applicable record date for a meeting, then those shares will be voted by the Plan Administrator on each matter in the same proportion as the other shares voting by proxy or in person at the meeting have voted on that matter.

45. Who interprets and regulates the Plan?

Exelon Corporation has the sole right to interpret and regulate the Plan.

46. May the Plan be changed or discontinued?

We reserve the right to suspend, modify or terminate the Plan at any time. Notice of any suspension, modification or termination will be sent to all participants. We also reserve the right to suspend the Plan, without notice, for limited periods of time (not to exceed 90 days in any case):

• during or in anticipation of public offerings of our common stock,

• pending our filing with the Securities and Exchange Commission of any report or statement pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934,

• pending any proposed amendment of or supplement to this prospectus or to the Registration Statement of which this prospectus is a part, or

• when we think it is advisable for any other reason.

If any suspension continues for longer than 15 days, the Plan Administrator will promptly return any moneys received from participants but not applied and will advise participants when the suspension is terminated.

47. What is the responsibility of Exelon Corporation and its agents under the Plan?

In administering the Plan, neither Exelon Corporation, the Plan Administrator nor any broker/dealer selected by the Plan Administrator to execute purchases and sales on behalf of Plan Participants is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for participants.

The Plan Administrator is acting solely as an agent of Exelon Corporation and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan. The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or Exelon Corporation.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes;

fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

The Plan Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of common stock by Plan Participants. The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the Participant.

You should recognize that neither we nor the Plan Administrator can guarantee a profit or protect against losses on the shares purchased under the Plan. The market price of common stock can fluctuate substantially. By participating in the Plan, you accept the risks as well as the benefits of the Plan, including the risk of loss on your investment.

48. How may I invest more than $20,000 a month?

If you request a waiver of this limit and we grant your waiver request you may invest more than $20,000 a month and potentially be eligible for a discount of between 0% and 5% from the market price. A waiver request form can be submitted to the company for consideration. Grants of waiver requests will be made in our sole discretion based on a variety of factors, which may include our current and projected capital needs, prevailing market prices of our common stock and other securities, and general economic and market conditions.

Shares purchased pursuant to a waiver of the Plan maximum will be subject to a special pricing mechanism, as follows:

Pricing Period, Threshold Price and Extension Feature

Investments for which a waiver has been granted will be made subject to a “pricing period,” which will generally consist of 10 to 15 separate days during which trading of our common stock is reported on the New York Stock Exchange. Each of these separate days will be an “Investment Date,” and an equal proportion of the investment amount will be invested on each trading day during the pricing period, subject to the qualifications listed below. The purchase price for shares acquired on a particular Investment Date will be equal to 100% (subject to change as provided below) of the volume-weighted average price (less any applicable waiver discount, as described below), rounded to four decimal places, of our common stock as reported by the New York Stock Exchange only, obtained from Bloomberg, LP, for that Investment Date. Funds for such investments must be received by the Plan Administrator no later than one business day before the first day of the pricing period.

We may establish a minimum, or “threshold,” price for any pricing period, which is a stated dollar amount that the volume-weighted average price must equal or exceed during each trading day of the pricing period for investments made pursuant to a waiver. We will only establish a threshold price if shares will be purchased directly from the company in connection with the relevant pricing period.

If a threshold price is set and the threshold price is not satisfied for a trading day in the pricing period, then that trading day and the trading prices for that day will be excluded from the pricing period, and we will refund that day’s proportional investment amount. For example, if the threshold price is not met for two of the trading days in a ten-day pricing period, then we will return 20% of the funds you submitted in connection with your waiver request, without interest, unless we have activated the pricing period extension feature for the pricing period, as described below.

Neither we nor the Plan Administrator are required to notify you that a threshold price has been established for any pricing period.

We may elect to activate for any particular pricing period a pricing period extension feature, which will extend the initial pricing period by the number of days that the threshold price is not satisfied, up to a maximum of five additional trading days. If we elect to activate the pricing period extension feature and the threshold price is satisfied on any additional day that has been added to the initial pricing period, that day will be included as one of the trading days for the pricing period in substitution for a day in which the threshold price was not met. For example, if the initial pricing period is 10 days, and the threshold price is not satisfied for three out of those 10 days, and we had previously announced in the waiver request form that the pricing period extension feature was activated, then the pricing period will be automatically extended by three trading days, and if the threshold price is satisfied on one or more of the next three trading days, then each of those days on which the threshold price is met will become an Investment Date in lieu of one of the three days on which the threshold price was not met. As a result, if the threshold price is met on all three of the additional trading days, because there were 10 trading days during the initial and extended pricing period on which the threshold price was satisfied, all of the funds that you include with your waiver request will be invested.

Newly issued shares purchased pursuant to a request for waiver will be posted to participants’ accounts within three business days following the end of the applicable pricing period or, if we elect to activate the continuous settlement feature (Continuous Settlement Feature), within three business days after each separate Investment Date beginning on the first Investment Date in the relevant pricing period and ending on the final Investment Date in the relevant pricing period, with an equal amount being invested on each day, subject to the qualifications set forth above.

During any month when we are proposing to grant waiver requests for one or more investments, we may elect to activate the Continuous Settlement Feature for such investments by announcing in the waiver request form that we will be doing so. The purchase price of shares acquired on each Investment Date will be equal to the volume-weighted average price obtained from Bloomberg, LP (unless such service is unavailable, in which case we will designate another service to be utilized before the beginning of the pricing period), for each of the Investment Dates during the pricing period, assuming the threshold price is met on that day, less any discount that we may decide to offer. When the Continuous Settlement Feature is activated we would have a separate settlement of each Investment Date’s purchases during the pricing period.

Waiver Discount

We may, in our sole discretion, establish a “waiver discount” of up to 5% from the market price applicable to investments for which a waiver has been granted. The waiver discount may be variable for different waiver requests, but will apply uniformly to all investments made during the pricing period applicable to a particular waiver. We will determine, in our sole discretion, whether to establish a waiver discount after a review of current market conditions, the level of participation in the Plan and our current and projected capital needs. At least two business days before the first day of the applicable pricing period, we will determine whether to establish a waiver discount and, if a waiver discount is established, we will notify the Plan Administrator. Neither we nor the Plan Administrator will be required to provide any written notice of the waiver discount, if any, for any pricing period. Information regarding the establishment of a threshold price or waiver discount as well as necessary forms and instructions may be obtained by visiting the Investor Relations page of our web site at http://www.exeloncorp.com.

Optional investments that do not exceed $20,000 per month, as well as dividend reinvestments, will not be subject to a waiver, waiver discount or a threshold price.

49. What provision is made for foreign shareholders whose dividends are subject to income tax withholding?

In the case of participating foreign holders of common stock whose dividends are subject to United States income tax withholding, we will apply an amount equal to the dividends to be reinvested, less the amount of tax required to be withheld, to the purchase of shares of common stock. The account statements confirming purchases made for such foreign participants will indicate the amount of tax withheld.

Optional cash investments received from foreign shareholders must be drawn on a United States bank in United States dollars and will be invested in the same manner as payments from other Participants.

Appendix A

SHAREHOLDER INFORMATION

Plan Administrator: Wells Fargo Shareowner Services

Plan Requests:

Wells Fargo Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified/Overnight Mail:

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights MN 55120-4100

Telephone Numbers:

800-626-8729 Toll Free

651-450-4064 outside the United States

651-450-4085 Fax

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m., Central Standard Time, Monday through Friday.

Web Site: General Inquiries and Account Information—www.shareowneronline.com

Exelon Corporation

Office location:

10 S. Dearborn St., 48th Floor

Chicago, IL 60680

Mailing Address:

PO Box 805398

Chicago, IL 60680

Telephone Numbers:

800-626-8729 Toll Free

Web Site: www.exeloncorp.com

Appendix B

SERVICE FEES

Certificate Withdrawal	Company Paid
Certificate Deposit	Company Paid

Investment Fees
Initial Investment Fee	$15.00 per new account
Dividend Reinvestment Service Fee	Company Paid
Optional Cash Investment Service Fee	Company Paid
Automatic Withdrawal Service Fee	Company Paid
Purchase Commission	$0.07 per share

Sale Fees
Batch Order Service Fee	$15.00 per transaction
Market Order Service Fee	$25.00 per transaction
Day Limit Order Service Fee	$30.00 per transaction
Good ‘Til-Date/Canceled Limit Order Service Fee	$30.00 per transaction
Stop Order Service Fee	$30.00 per transaction
Sale Commission	$0.12 per share
Electronic Deposit of Net Sale Proceeds Fee	$5.00 per deposit

Fee for Returned Checks or
Rejected Automatic Bank
Withdrawals	$35.00 per item

Prior Year Duplicate Statements	$15.00 per year

USE OF PROCEEDS

The net proceeds from the sale by us of our common stock under the Plan will be used to make additional investments in our subsidiaries and for other general corporate purposes.

We are unable to estimate the number of shares of our common stock that ultimately will be sold pursuant to the Plan or the prices at which the shares will be sold.

DESCRIPTION OF COMMON STOCK

The description below is a summary of certain provisions of our common stock. The Pennsylvania Business Corporation Law and our Amended and Restated Articles of Incorporation and Bylaws determine the rights and privileges of holders of our common stock. We encourage you to read such documents, which have been filed with the SEC and are incorporated herein by reference, and the Pennsylvania law for more information regarding such common stock.

General

Our authorized capital stock consists of 2,000,000,000 shares of common stock, without par value per share. Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the trading symbol “EXC.”

Dividends

Dividends on the common stock will be paid if, when and as determined by our Board of Directors out of funds legally available for this purpose. The rate and timing of future dividends will depend upon our future earnings and financial condition and upon other relevant factors affecting our dividend policy, which we cannot presently determine. As a practical matter, our ability to pay dividends will be governed by the ability of our operating subsidiaries to pay dividends to us.

Voting Rights

Holders of common stock are entitled to one vote for each share held of record by them on all matters presented to shareholders. Pursuant to our Amended and Restated Articles of Incorporation, the holders of common stock do not have cumulative voting rights in the election of directors. Our directors are not classified in respect to the time for which they may hold office. The directors are elected at each annual meeting of shareholders for a one year term expiring at the next annual meeting of shareholders. Our Bylaws also provide for certain notice requirements for shareholder nominations and proposals at annual meetings and preclude shareholders from bringing business before any special meeting. Our Amended and Restated Articles of Incorporation and certain provisions of Pennsylvania law require a supermajority vote of holders or a majority vote of disinterested directors to approve certain business combinations and other major transactions involving us.

Liquidation Rights

After satisfaction of the preferential liquidation rights of any preferred stock, the holders of our common stock are entitled to share, ratably, in the distribution of all remaining net assets.

Preemptive and Other Rights

The holders of our common stock do not have preemptive rights as to additional issues of common stock or conversion rights. The shares of our common stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions.

Listing

The outstanding shares of our common stock are, and the shares offered hereby will be, listed on the New York Stock Exchange and the Chicago Stock Exchange.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases shares of our common stock in the open market, we will sell directly to the Plan participants the shares of our common stock acquired under the Plan. There are no brokerage commissions in connection with the purchases of such newly issued shares or treasury shares of our common stock.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to Requests for Waiver by or on behalf of Plan participants or other investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those rights and privileges to which that person would be entitled as a Plan participant, nor will we enter into any agreement with any such person regarding the resale or distribution by that person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to Requests for Waiver by those persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions to benefit from any waiver discounts applicable to investments made pursuant to Requests for Waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan.

We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.

LEGAL MATTERS

Legal matters with respect to the common stock offered by this prospectus will be passed upon for us by Ballard Spahr LLP, Philadelphia, Pennsylvania.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Exelon incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Constellation Energy Group, Inc. and Baltimore Gas and Electric Company included as Exhibit 99.1 to Exelon’s Current Report on Form 8-K/A dated March 9, 2012 and filed on May 25, 2012 have been incorporated by reference in this prospectus in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Exelon files reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Exelon may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. You may also obtain a copy of the registration statement at no cost by writing us at the following address:

Exelon Corporation

Attn: Shareholder Services

10 South Dearborn Street—49th Floor

P.O. Box 805398

Chicago, IL 60680-5398

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended, known as the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities offered hereby, you should read the entire registration statement, including this prospectus and any related prospectus supplements, and the additional information described under the sub-heading “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on Exelon’s web site at http://www.exeloncorp.com. The information on Exelon’s web site is not incorporated into this prospectus by reference, and you should not consider it a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (Exchange Act) but prior to the termination of any offering of securities made by this prospectus:

Exelon Corporation (Exchange Act File No. 1-16169)

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Quarterly Report on Form 10-Q for the quarterly period March 31, 2012;

•	Quarterly Report on Form 10-Q for the quarterly period June 30, 2012;

•

The description of our common stock contained in the registration statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment thereto or report filed for the purpose of updating such description; and

•

Current Reports on Form 8-K and Form 8-K/A filed with the SEC on January 17, 2012; February 16, 2012; February 21, 2012; March 14, 2012; April 5, 2012; April 6, 2012; May 25, 2012; June 18, 2012; June 19, 2012; June 27, 2012; June 28, 2012; July 12, 2012; July 27, 2012; and August 13, 2012.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Exelon Corporation, Attn: Shareholder Services, 10 South Dearborn Street, 49th Floor, P.O. Box 805398, Chicago, IL 60680-5398, telephone: 312-394-8811.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the issuance and distribution of the Securities are set forth in the following table. All amounts except the SEC registration fee are estimated.

SEC registration fee	$41,623
Listing fees and expenses	$10,000
Accounting fees and expenses	$10,000
Printing and engraving expenses	$7,500
Legal fees and expenses	$7,500
Miscellaneous	$5,000

Total	$81,623

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Exelon Corporation

Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended (the PBCL), contains provisions permitting indemnification of officers and directors of a business corporation incorporated in Pennsylvania. Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses he or she may incur in connection with a threatened, pending or completed civil, administrative or investigative proceeding by reason of the fact that he or she is or was a representative of the corporation or was serving at the request of the corporation as a representative of another enterprise, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation, unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for the expenses the court deems proper. Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending these actions if they are successful on the merits or otherwise in the defense of such actions.

Section 1746 of the PBCL provides that indemnification under the other sections of Subchapter D is not exclusive of other rights that a person seeking indemnification may have under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, whether or not the corporation would have the power to indemnify the person under any other provision of law. However, Section 1746 prohibits indemnification in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise, against any liability asserted against such person and incurred by him or her in that capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under Subchapter D.

Exelon’s Bylaws provide that it is obligated to indemnify directors and officers and other persons designated by the board of directors against any liability, including any damage, judgment, amount paid in settlement, fine, penalty, cost or expense (including, without limitation, attorneys’ fees and disbursements) including in connection with any proceeding. Exelon’s Bylaws provide that no indemnification shall be made where the act or failure to act giving rise to the claim for indemnification is determined by arbitration or otherwise to have constituted willful misconduct or recklessness or attributable to receipt from Exelon of a personal benefit to which the recipient is not legally entitled.

As permitted by PBCL Section 1713, Exelon’s Bylaws provide that directors generally will not be liable for monetary damages in any action, whether brought by shareholders directly or in the right of Exelon or by third parties, unless they fail in the good faith performance of their duties as fiduciaries (the standard of care established by the PBCL), and such failure constitutes self-dealing, willful misconduct or recklessness.

Exelon has entered into indemnification agreements with each of its directors. Exelon also currently maintains liability insurance for its directors and officers. In addition, the directors, officers and employees of Exelon are insured under policies of insurance, within the limits and subject to the limitations of the policies, against claims made against them for acts in the discharge of their duties, and Exelon is insured to the extent that it is required or permitted by law to indemnify the directors, officers and employees for such loss. The premiums for such insurance are paid by Exelon.

ITEM 16.	EXHIBITS.

Reference is made to the Exhibit Index filed herewith at page II-8, such Exhibit Index being incorporated in this Item 16 by reference.

ITEM 17.	UNDERTAKINGS.

(a)	Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

Each of the undersigned registrants undertake that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 6th day of September, 2012.

EXELON CORPORATION

By:	/s/ Christopher M. Crane
Christopher M. Crane
President and Chief Executive Officer and Director
(Principal Executive Officer)

By:	/s/ Jonathan W. Thayer
Jonathan W. Thayer
Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)

By:	/s/ Duane M. DesParte
Duane M. DesParte
Vice President and Corporate Controller (Principal Accounting Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher M. Crane or Jonathan W. Thayer and each or any one of them, his true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys in fact and agents, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mayo A. Shattuck III Mayo A. Shattuck III	Director and Chairman	September 6, 2012

/s/ Ann C. Berzin Ann C. Berzin	Director	September 6, 2012

/s/ John A. Canning, Jr. John A. Canning, Jr.	Director	September 6, 2012

/s/ M. Walter D’Alessio M. Walter D’Alessio	Director	September 6, 2012

/s/ Yves C. de Balmann Yves C. de Balmann	Director	September 6, 2012

/s/ Nicholas DeBenedictis Nicholas DeBenedictis	Director	September 6, 2012

/s/ Nelson A. Diaz Nelson A. Diaz	Director	September 6, 2012

/s/ Rosemarie B. Greco Rosemarie B. Greco	Director	September 6, 2012

/s/ Paul L. Joskow Paul L. Joskow	Director	September 6, 2012

/s/ Robert J. Lawless Robert J. Lawless	Director	September 6, 2012

/s/ Richard W. Mies Richard W. Mies	Director	September 6, 2012

/s/ William C. Richardson William C. Richardson	Director	September 6, 2012

/s/ Thomas J. Ridge Thomas J. Ridge	Director	September 6, 2012

/s/ Stephen D. Steinour Stephen D. Steinour	Director	September 6, 2012

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Ballard Spahr LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

23.4	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

24.1	Powers of Attorney for Exelon (included on signature page).